EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information in Post-Effective Amendment No. 78 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of the VanEck VIP Trust and to the incorporation by reference of our reports dated February 12, 2016 on VanEck VIP Emerging Markets Fund, VanEck VIP Global Gold Fund, VanEck VIP Global Hard Assets Fund, VanEck VIP Long/Short Equity Index Fund and VanEck VIP Unconstrained Emerging Markets Bond Fund (five of the investment funds constituting the VanEck VIP Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2015.

Ernst & Young LLP

New York, NY

April 25, 2016